Exhibit 4.02

SUPPLEMENTAL INDENTURE NO. 1

FROM

XCEL ENERGY INC.

(a Minnesota corporation)

TO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

JUNIOR SUBORDINATED NOTES, SERIES DUE 2085

DATED AS OF

OCTOBER 7, 2025

SUPPLEMENTAL TO JUNIOR SUBORDINATED INDENTURE

DATED AS OF OCTOBER 1, 2025

THIS SUPPLEMENTAL INDENTURE NO. 1, made as of the 7th day of October, 2025, by and between XCEL ENERGY INC., a corporation duly organized and existing under the laws of the State of Minnesota (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”):

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered its Junior Subordinated Indenture (hereinafter referred to as the “Base Indenture”), dated as of October 1, 2025; and

WHEREAS, Section 2.5 of the Indenture provides that Securities shall be issued in series and that a Company Order shall specify the terms of each series; and

WHEREAS, the Company has this day delivered a Company Order setting forth the terms of a series of Securities designated “6.25% Junior Subordinated Notes, Series due 2085” (hereinafter referred to as the “Notes”); and

WHEREAS, Section 12.1 of the Indenture provides that the Company and the Trustee may enter into indentures supplemental thereto for the purposes, among others, of establishing the form of Securities or establishing or reflecting any terms of any Security and adding to the covenants of the Company; and

WHEREAS, the execution and delivery of this Supplemental Indenture No. 1 to the Base Indenture, dated as of October 7, 2025 (herein, this “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) has been duly authorized by a resolution or written consent adopted by the Board of Directors of the Company;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to set forth the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises of the purchase and acceptance of the Notes by the Holders thereof and the sum of one dollar duly paid to it by the Trustee at the execution of this Supplemental Indenture, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01 This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02

For all purposes of this Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture.

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(c) The terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and “herewith” refer to this Supplemental Indenture.

ARTICLE TWO

6.25% JUNIOR SUBORDINATED NOTES, SERIES DUE 2085

SECTION 2.01. There shall be a series of Securities designated the “6.25% Junior Subordinated Notes, Series due 2085”. The Notes shall be limited to $900,000,000 aggregate principal amount except as provided in Section 2.08 hereof.

SECTION 2.02. Except as otherwise provided in Section 2.05 hereof, the principal amount of the Notes shall be payable on the stated maturity date of October 15, 2085 (the “Maturity Date”).

SECTION 2.03. The Notes shall be dated their date of authentication as provided in the Indenture.

The Notes shall bear interest at the rate of 6.25% per annum (the “Securities Rate”). Interest on the Notes will accrue from October 7, 2025 (the “Original Issue Date”) and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “Interest Payment Date”), beginning on January 15, 2026, to Holders at the close of business on the record date for the applicable Interest Payment Date, which will be (i) the Business Day immediately preceding such Interest Payment Date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) if any of the Notes do not remain in book-entry only form (each, a “Record Date”), subject to the Company’s right to defer interest payments as described in Section 2.09 below. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an Interest Payment Date, Redemption Date (as defined in Section 2.09) or Maturity Date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

Principal and interest shall be payable to the persons and in the manner provided in Sections 2.4 and 2.12 of the Indenture.

SECTION 2.04. The Notes shall be payable at the corporate trust office of the Trustee at the offices of such paying agents as the Company may appoint by Company Order in the future.

SECTION 2.05.

The Company may redeem some or all of the Notes, at its option, in whole or in part upon not less than 30 nor more than 60 days’ notice, on or after October 15, 2030, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the provisions set forth in this section regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date (as defined below), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

The Company may at its option redeem the Notes, in whole but not in part, before October 15, 2030 and at any time following the occurrence of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the provisions set forth in this section regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

The Company may at its option redeem the Notes, in whole but not in part, before October 15, 2030 and within 90 days of the occurrence of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the provisions set forth herein regarding the payment of installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

Notwithstanding any statement in this Section 2.05 to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a Redemption Date for the Notes will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant Record Date according to the terms of the Notes, this Supplemental Indenture and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period (as defined in Section 2.09 hereof), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such Redemption Date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days (subject to the first paragraph of this Section 2.05) but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date at the applicable redemption price, plus, subject to the terms described in this section, accrued and unpaid interest to, but excluding, the Redemption Date, and will be paid upon surrender thereof for redemption. If only part of a Note is redeemed, the Trustee will issue in the name of the registered Holder of the note and deliver to such Holder a new Note in a principal amount equal to the unredeemed portion of the principal of the Note surrendered for redemption. If the Company elects to redeem all or a portion of the Notes, then the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no duty to determine, or verify the calculation of, the redemption price. Neither the Trustee, any paying agent or registrar will be responsible for determining whether any Tax Event or Rating Agency Event has occurred.

If the Company redeems less than all of the Notes on any Redemption Date, the Trustee will select the Notes to be redeemed by lot or, in the case of Notes in book-entry form represented by one or more global notes, by such other customary method prescribed by the Depository, which may be made on a pro rata pass-through distribution of principal basis.

The Notes shall not be subject to any sinking fund.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “Rating Agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on September 29, 2025, in the case of any Rating Agency that published a rating for the Company as of September 29, 2025, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after September 29, 2025 (in the case of either clause (a) or (b), the “Current Methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such Rating Agency would have been in effect had the Current Methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such Rating Agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such Rating Agency had the Current Methodology not been changed.

“Redemption Date” when used with respect to any Notes to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after September 29, 2025, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

SECTION 2.06. The Notes shall be issued in fully registered form without coupons in denominations of $25 and in integral multiples of $25 in excess thereof.

SECTION 2.07. The Notes shall initially be in the form attached as Exhibit A hereto.

SECTION 2.08. The Notes may be reopened and additional notes of the Notes may be issued in excess of the limitation set forth in Section 2.01, provided that such additional notes will contain the same terms (including the Maturity Date and interest payment terms) as the other Notes, except for the price to the public, the issue date and, if applicable, the first interest accrual date and first Interest Payment Date. Any such additional Notes, together with the other Notes, shall constitute a single series for purposes of the Indenture and shall have the same CUSIP provided they are fungible for U.S. federal income tax purposes.

SECTION 2.09. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 40 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the Securities Rate, compounded quarterly, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any Redemption Date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as relates to the Notes, this Supplemental Indenture and the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 40 consecutive quarterly Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 40 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Company will not do any of the following:

(i) declare or pay any dividends or distributions on any Capital Stock (as defined below) of the Company;

(ii) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii) pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes in right of payment; or

(iv) make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment;

provided, however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversion of any convertible notes that rank equally with the Notes.

The Company will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 and not more than 60 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the Record Date therefor. The Record Date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the regular Record Date with respect to such Interest Payment Date. At least 10 days prior to the end of any Optional Deferral Period, the Company will provide the Trustee a calculation of all accrued and unpaid interest due on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest). The Trustee will be entitled to rely on the Company’s calculation and will have no duty to determine or verify the calculation of any accrued interest during an Optional Deferral Period.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the quarterly period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding January 15, 2026.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. The recitals of fact herein and in the Notes (except the Trustee’s Certificate of Authentication) shall be taken as statements of the Company and shall not be construed as made by the Trustee.

SECTION 3.02. This Supplemental Indenture shall be construed in connection with and as a part of the Indenture.

SECTION 3.03.

(a) If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision of the Indenture required to be included in indentures qualified under the Trust Indenture Act of 1939 (as enacted prior to the date of this Supplemental Indenture) by any of the provisions of Sections 310 to 317, inclusive, of said Act, such required provisions shall control.

(b) In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes issued hereunder should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

SECTION 3.04. Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, this shall be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Supplemental Indenture contained by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 3.05.

(a) This Supplemental Indenture may be simultaneously executed in several counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document executed in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under any Signature Law due to the character or intended character of the writings.

(b) The Table of Contents and the descriptive headings of the several Articles of this Supplemental Indenture were formulated, used and inserted in this Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

SECTION 3.06. EACH OF THE PARTIES HERETO AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.07. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, XCEL ENERGY INC. has caused this Supplemental Indenture to be signed by its President or a Vice President, and attested by its Secretary or an Assistant Secretary and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, has caused this Supplemental Indenture to be signed by an authorized officer as of this 7th day of October, 2025.

XCEL ENERGY INC.

By:	/s/ Todd A. Wehner
Name:	Todd A. Wehner
Title:	Vice President, Treasurer

ATTEST:

By:	/s/ Amy L. Schneider
Name:	Amy L. Schneider
Title:	Vice President, Corporate Secretary and Securities

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

EXHIBIT A

FORM OF GLOBAL SECURITY

6.25% JUNIOR SUBORDINATED NOTES, SERIES DUE 2085

REGISTERED

THIS NOTE IS A GLOBAL SECURITY REGISTERED IN THE NAME OF THE DEPOSITORY (REFERRED TO HEREIN) OR A NOMINEE THEREOF AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

XCEL ENERGY INC.

(Incorporated under the laws of the State of Minnesota)

6.25% JUNIOR SUBORDINATED NOTES, SERIES DUE 2085

CUSIP: 98389B 878	NUMBER:
ORIGINAL ISSUE DATE(S): October 7, 2025	PRINCIPAL AMOUNT(S): $
MATURITY DATE: October 15, 2085

XCEL ENERGY INC., a corporation of the State of Minnesota (the “Company”), for value received hereby promises to pay to Cede & Co. or registered assigns, the principal sum of ___________ DOLLARS on the Maturity Date set forth above (the “Maturity Date”), and to pay interest thereon from the Original Issue Date (or if this Global Security has two or more Original Issue Dates, interest shall, beginning on each such Original Issue Date, begin to accrue for that part of the principal amount to which that Original Issue Date is applicable) set forth above or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as set forth below.

This Global Security is a global security in respect of a duly authorized issue of Junior Subordinated Notes, Series due 2085 (the “Notes of this Series,” which term includes any Global Securities representing such Securities) of the Company issued and to be issued under a Junior Subordinated Indenture dated as of October 1, 2025 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture) as supplemented by Supplemental Indenture No. 1 dated as of October 7, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Under the Indenture, one or more series of Securities may be issued and, as used herein, the term “Securities” refers to the Notes of this Series and any other outstanding series of Securities. The indebtedness of the Company evidenced by this Global Security, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of Senior Indebtedness of the Company and each Holder of this Global Security, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture. Reference is hereby made to the Indenture for a more complete statement of the respective rights, limitations of rights, duties and immunities under the Indenture of the Company, the Trustee and the Securityholders and of the terms upon which the Notes of this Series are and are to be authenticated and delivered. This Global Security has been issued in respect of the series designated on the first page hereof.

Each Note of this Series shall be dated and issued as of the date of its authentication by the Trustee and shall bear an Original Issue Date or Dates. Each Security or Global Security issued upon transfer, exchange or substitution of such Security or Global Security shall bear the Original Issue Date or Dates of such transferred, exchanged or substituted Security or Global Security, as the case may be.

The Notes of this Series shall bear interest at the rate of 6.25% per annum (the “Securities Rate”). Interest on the Notes of this Series will accrue from the Original Issue Date and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “Interest Payment Date”), beginning on January 15, 2026, to Holders at the close of business on the record date for the applicable Interest Payment Date, which will be (i) the Business Day immediately preceding such Interest Payment Date so long as all of the Notes of this Series remain in book-entry only form or (ii) the 15th calendar day preceding such Interest Payment Date (whether or not a Business Day) if any of the Notes of this Series do not remain in book-entry only form (each, a “Record Date”), subject to the Company’s right to defer interest payments as described below. Interest on the Notes of this Series will be computed on the basis of a 360-day year of twelve 30-day months.

The term “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

If an Interest Payment Date, Redemption Date (as defined below) or the Maturity Date falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day with the same force and effect as if made on such payment date.

Principal and interest shall be payable to the persons and in the manner provided in Sections 2.4 and 2.12 of the Base Indenture.

So long as no Event of Default with respect to the Notes of this Series has occurred and is continuing, the Company may, at its option, defer interest payments on the Notes of this Series, from time to time, for one or more deferral periods of up to 40 consecutive quarterly Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the Securities Rate, compounded quarterly, to the extent permitted by applicable law. No interest will be due or payable on the Notes of this Series during an Optional Deferral Period, except upon a redemption of any Notes of this Series on any Redemption Date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes of this Series to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Notes of this Series shall have been declared due and payable as the result of an Event of Default with respect to the Notes of this Series (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes of this Series shall become due and payable). All references in the Notes of this Series and, insofar as relates to the Notes of this Series, the Indenture, to “interest” on the Notes of this Series shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 40 consecutive quarterly Interest Payment Periods, the Company may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 40 consecutive quarterly Interest Payment Periods or extend beyond the Maturity Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes of this Series, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Company may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Company may not begin a new Optional Deferral Period unless the Company has paid all accrued and unpaid interest on the Notes of this Series (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Company will not do any of the following:

(i) declare or pay any dividends or distributions on any Capital Stock (as defined below) of the Company;

(ii) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Company;

(iii) pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Company that ranks equally with or junior to the Notes of this Series in right of payment; or

(iv) make any payments with respect to any guarantees by the Company of any indebtedness if such guarantees rank equally with or junior to the Notes of this Series in right of payment;

provided, however, during an Optional Deferral Period, the Company may (a) declare and pay dividends or distributions payable solely in shares of the Company’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Company’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Company to all holders of the Company’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of the Company’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of the Company’s common stock, (c) issue any shares of the Company’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify the Company’s Capital Stock or exchange or convert one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock, (e) purchase fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of the Company’s common stock related to the issuance of the Company’s common stock or rights under any dividend reinvestment plan or related to any of the Company’s benefit plans for the Company’s directors, officers, employees, consultants or advisors, including any employment contract, (g) for the avoidance of doubt, convert convertible Capital Stock of the Company into other Capital Stock of the Company in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) and (h) settle conversion of any convertible notes that rank equally with the Notes of this Series.

The Company will give the Holders of the Notes of this Series and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 and not more than 60 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of this Series of the next succeeding Interest Payment Date or the Record Date therefor. The Record Date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the regular Record Date with respect to such Interest Payment Date. At least 10 days prior to the end of any Optional Deferral Period, the Company will provide the Trustee a calculation of all accrued and unpaid interest due on the Notes of this Series (including, without limitation and to the extent permitted by applicable law, any compound interest). The Trustee will be entitled to rely on the Company’s calculation and will have no duty to determine or verify the calculation of any accrued interest during an Optional Deferral Period.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the quarterly period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding January 15, 2026.

The Company may redeem some or all of the Notes of this Series, at its option, in whole or in part upon not less than 30 nor more than 60 days’ notice, on or after October 15, 2030, at a redemption price in cash equal to 100% of the principal amount of the Notes of this Series being redeemed, plus, (subject to the provisions set forth in this section regarding the payment of installments of interest on the Notes of this Series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

The Company may at its option redeem the Notes of this Series, in whole but not in part, before October 15, 2030 and at any time following the occurrence of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes of this Series, plus, (subject to the provisions set forth in this section regarding the payment of installments of interest on the Notes of this Series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

The Company may at its option redeem the Notes of this Series, in whole but not in part, before October 15, 2030 and within 90 days of the occurrence of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, (subject to the provisions set forth herein regarding the payment of installments of interest on the Notes of this Series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date), accrued and unpaid interest on the Notes of this Series to, but excluding, the Redemption Date.

Notwithstanding any statement herein to the contrary, installments of interest on the Notes of this Series that are due and payable on any interest payment date falling on or prior to a Redemption Date for the Notes of this Series will be payable on that interest payment date to the Holders thereof as of the close of business on the relevant Record Date according to the terms of the Notes of this Series and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes of this Series will be paid on such Redemption Date to the persons entitled to receive the redemption price of such Notes of this Series. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depository’s procedures) at least 10 days (subject to the fourth full paragraph on the previous page) but not more than 60 days before the Redemption Date to each Holder of Notes of this Series to be redeemed. Once notice of redemption is mailed, the Notes of this Series called for redemption will become due and payable on the Redemption Date at the applicable redemption price, plus, subject to the terms described in this section, accrued and unpaid interest to, but excluding, the Redemption Date, and will be paid upon surrender thereof for redemption. If only part of a Note of this Series is redeemed, the Trustee will issue in the name of the registered Holder of the note and deliver to such Holder a new Note of this Series in a principal amount equal to the unredeemed portion of the principal of the Note of this Series surrendered for redemption. If the Company elects to redeem all or a portion of the Notes of this Series, then the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes of this Series or portions thereof called for redemption.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no duty to determine, or verify the calculation of, the redemption price. Neither the Trustee, any paying agent or registrar will be responsible for determining whether any Tax Event or Rating Agency Event has occurred.

If the Company redeems less than all of the Notes of this Series on any Redemption Date, the Trustee will select the Notes of this Series to be redeemed by lot or, in the case of Notes of this Series in book-entry form represented by one or more global notes, by such other customary method prescribed by the Depository, which may be made on a pro rata pass-through distribution of principal basis.

The Notes of this Series shall not be subject to any sinking fund.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes of this Series, (a) as such methodology was in effect on September 29, 2025, in the case of any rating agency that published a rating for the Company as of September 29, 2025, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after September 29, 2025 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes of this Series by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes of this Series as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Redemption Date” when used with respect to any Notes of this Series to be redeemed, means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Tax Event” means that the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(ii) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(iv) a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after September 29, 2025, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

The Company, at its option, and subject to the terms and conditions provided in the Indenture, will be discharged from any and all obligations in respect of the Notes of this Series (except for certain obligations including obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold monies for payment in trust, all as set forth in the Indenture) if the Company deposits with the Trustee money, U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, or a combination of money and U.S. Government Obligations, in any event in an amount sufficient, without reinvestment, to pay all the principal of and any premium and interest on the Securities on the dates such payments are due in accordance with the terms of the Notes of this Series.

If an Event of Default with respect to the Notes of this Series shall occur and be continuing, the principal of the Notes of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Securityholders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities. Any such consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu thereof whether or not notation of such consent or waiver is made upon the Security.

No reference herein to the Indenture and to provisions of this Global Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Global Security at the times, places and rates and the coin or currency prescribed in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, this Global Security may be transferred only as permitted by the legend hereto.

If at any time the Depository for this Global Security notifies the Company that it is unwilling or unable to continue as Depository for this Global Security or if at any time the Depository for this Global Security shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depository with respect to this Global Security. If a successor Depository for this Global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company’s election to issue this Security in global form shall no longer be effective with respect to this Global Security and the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of individual Notes of this Series in exchange for this Global Security, will authenticate and deliver individual Notes of this Series of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of this Global Security.

The Company may at any time and in its sole discretion determine that all Notes of this Series (but not less than all) issued or issuable in the form of one or more Global Securities shall no longer be represented by such Global Security or Securities. In such event, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of individual Notes of this Series in exchange for such Global Security, shall authenticate and deliver, individual Notes of this Series of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of such Global Security or Securities in exchange for such Global Security or Securities.

Under certain circumstances specified in the Indenture, the Depository may be required to surrender any two or more Global Securities which have identical terms (but which may have differing Original Issue Dates) to the Trustee, and the Company shall execute and the Trustee shall authenticate and deliver to, or at the direction of, the Depository a Global Security in principal amount equal to the aggregate principal amount of, and with all terms identical to, the Global Securities surrendered thereto and that shall indicate all Original Issue Dates and the principal amount applicable to each such Original Issue Date.

The Indenture and the Securities shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the laws of any other jurisdiction.

Unless the certificate of authentication hereon has been executed by the Trustee, directly or through an Authenticating Agent by manual signature of an authorized officer, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

All terms used in this Global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise indicated herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

XCEL ENERGY INC.

By:
Title:	Vice President and Treasurer

ATTEST

By:
Title:	Secretary

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This Note is one of the Securities of the series herein designated, described or provided for in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF
GIFT
MIN
	ACT—		Custodian
		(Cust)		(Minor)

TEN ENT—as tenants by the entireties	Under Uniform Gifts to Minors
JT TEN—as joint tenants with right of
survivorship and not as tenants in common	State

Additional abbreviations may also be used

though not in the above list.

FOR VALUE RECEIVED the undersigned hereby sell(s),

assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address including postal zip code of assignee the within security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said security on the books of the Company, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.